Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information of Fidelity Hastings Street Trust: Fidelity Series Emerging Markets Debt Fund, which is included in Post-Effective Amendment No. 125 to the Registration Statement on Form N-1A.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
March 9, 2011